EXHIBIT 99.1

Simmons Bank Converts to Arkansas State-Chartered Bank

PINE BLUFF, Ark., March 31, 2016 (GLOBE NEWSWIRE) -- Simmons First National Corp. (NASDAQ:SFNC) announced Thursday that effective upon the opening of business on April 1, its subsidiary Simmons First National Bank will have converted from a national banking association to an Arkansas state-chartered bank. The bank’s name will change to Simmons Bank.

Simmons Bank is a member bank of the Federal Reserve System through the Federal Reserve Bank of St. Louis.

The conversion isn’t expected to affect the bank’s customers in any way. Customers will receive the same protection on deposits in Simmons Bank as they received with deposits in Simmons First National Bank.

“The charter conversion is a strategic undertaking that we believe will enhance our operations in the long term,” said Marty Casteel, chairman and chief executive officer of Simmons Bank. “We’re strongly committed to operating our organization with a focus on community banking. We believe it will be advantageous for our shareholders, customers and associates to work with regulators who are accustomed to community banks and the challenges they face.”

About Simmons First National Corporation

Simmons First National Corp. is a financial holding company headquartered in Pine Bluff, Ark., with total assets of almost $7.6 billion. The company conducts financial operations in Arkansas, Kansas, Missouri and Tennessee. The company’s wholly owned subsidiary, Simmons First National Bank, offers comprehensive financial solutions delivered with a client-centric approach. The company’s common stock trades on the NASDAQ Global Select Market under the symbol “SFNC.”

FOR MORE INFORMATION CONTACT:
Rex Nelson
Senior Vice President
Director of Corporate Communications
Simmons Bank
(501) 377-7606